Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Textainer Group Holdings Limited:

We consent to the incorporation by reference in the registration statements (Nos. 333-171409 and 333- 147961) on Form S-8 and registration statement (No. 333-171410) on Form F-3 of Textainer Group Holdings Limited and subsidiaries of our reports dated March 19, 2014, with respect to the consolidated balance sheets of Textainer Group Holdings Limited and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of comprehensive income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2013, and the related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the December 31, 2013 annual report on Form 20-F of Textainer Group Holdings Limited and subsidiaries.

Our report dated March 19, 2014, on the effectiveness of internal control over financial reporting as of December 31, 2013, expresses our opinion that Textainer Group Holdings Limited and subsidiaries did not maintain effective internal control over financial reporting as of December 31, 2013 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states there to be a material weakness related to the design of internal controls over journal entries.

/s/ KPMG LLP

San Francisco, California

March 19, 2014